UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, D.C.  20549



SCHEDULE 13G
Under the Securities Exchange Act of 1934

		InfoSpace, Inc.

	     (Name of Issuer)

               Common Stock

	(Title of Class of Securities)

               45678T-20-1

	     (CUSIP Number)



           March 25, 2004

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[    ]	Rule 13d-1(b)
[ X ]	Rule 13d-1(c)
[    ]	Rule 13d-1(d)


CUSIP No.  45678T-20-1

1.Names of Reporting Persons.

Clovis Capital Management, L.P.

I.R.S. Identification Nos. of above persons (entities only).

01-0708703

2.Check the Appropriate Box if a Member of a Group

(a) [X]
(b) [  ]

3.SEC Use Only

4.Citizenship or Place of Organization

            Delaware, United States

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With

5.Sole Voting Power	None

6.Shared Voting Power	1,752,756

7.Sole Dispositive Power	None

8.Shared Dispositive Power	1,752,756

9.Aggregate Amount Beneficially Owned by Each Reporting Person	1,752,756

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [   ]

11.Percent of Class Represented by Amount in Row (9)

5.55% based on 31,598,965 shares outstanding as of February 27, 2004.

12.Type of Reporting Person:  PN




1.Names of Reporting Persons.

Clovis Capital Group, LLC

I.R.S. Identification Nos. of above persons (entities only).

02-0613048

2.Check the Appropriate Box if a Member of a Group

(a) [X]
(b) [  ]

3.SEC Use Only

4.Citizenship or Place of Organization

	Delaware, United States

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With

5.Sole Voting Power	None

6.Shared Voting Power	1,752,756

7.Sole Dispositive Power	None

8.Shared Dispositive Power	1,752,756

9.Aggregate Amount Beneficially Owned by Each Reporting Person	1,752,756

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [   ]

11.Percent of Class Represented by Amount in Row (9)

5.55% based on 31,598,965 shares outstanding as of February 27, 2004.

12.Type of Reporting Person:  OO




1.Names of Reporting Persons.

Clovis Capital Partners (Cayman), Ltd.

I.R.S. Identification Nos. of above persons (entities only).

N/A

2.Check the Appropriate Box if a Member of a Group

(a) [X]
(b) [  ]

3.SEC Use Only

4.Citizenship or Place of Organization

  Cayman Islands, British West Indies

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With

5.Sole Voting Power	None

6.Shared Voting Power	1,752,756

7.Sole Dispositive Power	None

8.Shared Dispositive Power	1,752,756

9.Aggregate Amount Beneficially Owned by Each Reporting Person	1,752,756

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [   ]

11.Percent of Class Represented by Amount in Row (9)

5.55% based on 31,598,965 shares outstanding as of February 27,2004.

12.Type of Reporting Person: OO



1.Names of Reporting Persons.

Clovis Capital Partners Institutional, L.P.

I.R.S. Identification Nos. of above persons (entities only).

82-0562159

2.Check the Appropriate Box if a Member of a Group

(a) [X]
(b) [  ]

3.SEC Use Only

4.Citizenship or Place of Organization

	Delaware, United States

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With

5.Sole Voting Power	None

6.Shared Voting Power	1,752,756

7.Sole Dispositive Power	None

8.Shared Dispositive Power	1,752,756

9.Aggregate Amount Beneficially Owned by Each Reporting Person	1,752,756

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [   ]

11.Percent of Class Represented by Amount in Row (9)

5.55% based on 31,598,965 shares outstanding as of February 27, 2004.

12.Type of Reporting Person: PN


1.Names of Reporting Persons.

Clovis Capital Partners, L.P.

I.R.S. Identification Nos. of above persons (entities only).

82-0562155

2.Check the Appropriate Box if a Member of a Group

(a) [X]
(b) [  ]

3.SEC Use Only

4.Citizenship or Place of Organization

                Delaware, United States

Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With

5.Sole Voting Power	None

6.Shared Voting Power	1,752,756

7.Sole Dispositive Power	None

8.Shared Dispositive Power	1,752,756

9.Aggregate Amount Beneficially Owned by Each Reporting Person	1,752,756

10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares  [   ]

11.Percent of Class Represented by Amount in Row (9)

5.55% based on 31,598,965 shares outstanding as of February 27, 2004.

12.Type of Reporting Person          PN



Item 1(a).	Name of Issuer:

		InfoSpace, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:

		601 108th Avenue NE, Suite 1200
		Bellevue, Washington 98004
		(425) 201-6100

Item 2(a).	Name of Person Filing
Item 2(b).	Address of Principal Business Office or, if None, Residence
Item 2(c).	Citizenship

		Clovis Capital Management, L.P.
		1270 Avenue of the Americas
		27th Floor
		New York, New York 10020
		Delaware limited partnership

		Clovis Capital Group, LLC
		1270 Avenue of the Americas
		27th Floor
		New York, New York 10020
		Delaware limited liability company

		Clovis Capital Partners (Cayman), Ltd.
		c/o Goldman Sachs (Cayman) Trust, Limited
		P.O. Box 896, Harbour Centre
		George Town, Grand Cayman,
		Cayman Islands, British West Indies
		Cayman Island exempted company

		Clovis Capital Partners Institutional, L.P.
		1270 Avenue of the Americas
		27th Floor
		New York, New York 10020
		Delaware limited partnership

		Clovis Capital Partners, L.P.
		1270 Avenue of the Americas
		27th Floor
		New York, New York 10020
		Delaware limited partnership

Item 2(d).	Title of Class of Securities:

		Common Stock

Item 2(e).	CUSIP Number:

		45678T-20-1

Item 3.	If This Statement is Filed Pursuant to Sections 240.13d-1(b)
	or 240.13d-2(b) or (c), Check Whether the Person Filing is a:

	(a) - Broker or dealer registered under Section 15 of the Act.
	(b) - Bank as defined in Section 3(a)(6) of the Act.
	(c) - Insurance company as defined in Section 3(a)(19) of the Act.
	(d) - Investment company registered under Section 8 of the Investment
		Company Act of 1940.
	(e) - An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);
	(f) - An employee benefit plan or endowment fund in accordance with
		Section 240.13d-1(b)(1)(ii)(F);
	(g) - A parent holding company or control person in accordance with
		Section 240.13d-
		1(b)(1)(ii)(G);
	(h) - A savings association as defined in Section 3(b) of the Federal
 		Deposit Insurance Act;
	(i) - A church plan that is excluded from the definition of an investment
		 company under Section 3(c)(14) of the Investment Company Act of 1940;
	(j) - Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.		Ownership:

		Clovis Capital Management, L.P.
		Clovis Capital Group, LLC
		Clovis Capital Partners (Cayman), Ltd.
		Clovis Capital Partners Institutional, L.P.
		Clovis Capital Partners, L.P.

a. Amount beneficially owned: Clovis Capital Partners (Cayman), Ltd. beneficially owns 929,649 shares, Clovis Capital Partners Institutional, L.P. beneficially owns 732,349 shares and Clovis Capital Partners, L.P. beneficially owns 90,758 shares, for an aggregate total of 1,752,756 shares.

b. Percent of Class: 5.55% based on 31,598,965 shares outstanding as of February 27,2004.

The sole power to vote or direct the vote of the entire shareholding and the sole power to dispose of or direct the disposal of the entire shareholding has been delegated to Clovis Capital Management, L.P. as Investment Manager for each of Clovis Capital Partners (Cayman), Ltd.,Clovis Capital Partners Institutional, L.P.and Clovis Capital Partners, L.P. In addition, Clovis Capital Group, LLC serves as general partner for each of Clovis Capital Partners Institutional,L.P. and Clovis Capital Partners, L.P.


Item 5.	Ownership of Five Percent or Less of a Class:

	Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

	Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the
	Security Being Reported on By the Parent Holding Company of Control
	Person:

	Not applicable.

Item 8.	Identification and Classification of Members of the Group:

	Not applicable.

Item 9.	Notice of Dissolution of Group:

	Not applicable.

Item 10.Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


		SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 2, 2004
	Date

	/s/ Jeffrey A. Podell
Jeffrey A. Podell, Chief Financial Officer

CLOVIS CAPITAL MANAGEMENT, L.P.

	/s/ Jeffrey A. Podell
     Jeffrey A. Podell, Chief Financial Officer

CLOVIS CAPITAL GROUP, LLC

	/s/ Jeffrey A. Podell
	Jeffrey A. Podell, Chief Financial Officer

CLOVIS CAPITAL PARTNERS (CAYMAN), LTD.
By:	Clovis Capital Management, L.P.
	as Investment Manager

	/s/ Jeffrey A. Podell
     Jeffrey A. Podell, Chief Financial Officer

CLOVIS CAPITAL PARTNERS INSTITUTIONAL, L.P.
	By:	Clovis Capital Group, LLC
	as General Partner

	/s/ Jeffrey A. Podell
     Jeffrey A. Podell, Chief Financial Officer

CLOVIS CAPITAL PARTNERS INSTITUTIONAL, L.P.
By:	Clovis Capital Group, LLC
	as General Partner

	/s/ Jeffrey A. Podell
     Jeffrey A. Podell, Chief Financial Officer